Exhibit 16.1

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

660 SOUTH 200 EAST, SUITE 300

SALT LAKE CITY, UTAH 84111

_______________

(801) 328-2727 FAX (801) 328-1123

April 29, 2014

Securities and Exchange Commission

100 F Street N.E.

Washington DC 20549

Ladies and Gentleman:

We have read the statements made by Start Scientific, Inc. in Item 4.02 “Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review” of the Current Report on Form 8-K regarding the event that occurred on April 10, 2014 and are in agreement with the statements contained in such Item 4.02 insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.